Exhibit 99.1

NEWS BULLETIN

FOR IMMEDIATE RELEASE

CalAmp Announces New Chief Financial Officer
Kurtis J. Binder Appointed as CFO

IRVINE, Calif., July 17, 2017 -- CalAmp (NASDAQ: CAMP), a leading provider of Internet of Things (IoT) enablement solutions, announced the appointment of financial executive Kurtis J. Binder as the company’s Executive Vice President and Chief Financial Officer, effective today. As CFO, Mr. Binder will report to CalAmp’s President and Chief Executive Officer Michael Burdiek.

Mr. Binder succeeds Rick Vitelle, whose planned retirement was announced on December 21, 2016. After having made significant contributions to the company as CalAmp’s CFO since 2001, Mr. Vitelle will continue with the company on an interim basis as an executive vice president, working closely with Mr. Binder to ensure a seamless transition.

Mr. Binder brings significant leadership and technical experience in finance and business management working with multinational technology companies with operations across Europe, Asia, Latin America and the U.S. Mr. Binder has spent the majority of his career in financial leadership positions, including most recently as Chief Financial Officer of VIZIO, Inc., a global consumer electronics company headquartered in the U.S., and previously served as an Assurance and Advisory Business Services Partner at Ernst & Young LLP.

“Kurt brings highly relevant experience to our company in support of our ongoing transformation. He has been a key executive leader and change agent at VIZIO, where he was instrumental in providing the finance vision and strategy to help propel the organization to higher levels of accomplishment,” said Mr. Burdiek, President and Chief Executive Officer at CalAmp. “With Kurt at the finance helm, I expect his contributions to be vital in executing our near and long-term corporate objectives.”

Mr. Binder holds a Master of Business Administration degree in Finance and a Bachelor of Business Administration degree in Accounting from Loyola University, Maryland.

About CalAmp
CalAmp (NASDAQ: CAMP) is a pure-play pioneer in the connected vehicle and broader IoT Marketplace. The company's extensive portfolio of intelligent communications devices, robust and scalable telematics cloud services, and targeted software applications streamline otherwise complex IoT deployments. These solutions enable customers to optimize their operations by collecting, monitoring, and efficiently reporting business-critical data and desired intelligence from high-value mobile and remote assets. CalAmp is headquartered in Irvine, California and has been publicly traded since 1983. For more information, please visit www.calamp.com.

CalAmp and the arc logo are among the trademarks of CalAmp and/or its affiliates in the United States, certain other countries, and/or the EU.

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AT CALAMP:	AT NMN ADVISORS:
Nadine Traboulsi	Nicole Noutsios
Vice President, Corporate Marketing	Investor Relations
(949) 600-5642	(510) 315-1003
ntraboulsi@calamp.com	nicole@nmnadvisors.com